UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

Bioventus Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY STATEMENT SUPPLEMENT DATED JUNE 3, 2024
Annual Meeting of Stockholders To Be Held on June 11, 2024
The following information supplements and should be read in conjunction with the Proxy Statement dated April 26, 2024 of Bioventus Inc. (the “Company”), which was filed with the SEC on or about April 26, 2024 (the “Proxy Statement”). Terms defined in the Proxy Statement have the same meaning herein, unless the context otherwise requires.
Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
Supplemental Disclosure
The Company is providing this supplement to reflect the following updates to the disclosure in the Proxy Statement:
Proxy Solicitor
The Company has retained Morrow Sodali LLC (“Morrow Sodali”), a professional proxy solicitation firm, at an approximate base cost of $10,000 (plus variable amounts for additional proxy solicitation services and related expenses), to solicit proxies on behalf of the Company in connection with the Annual Meeting. Morrow Sodali may solicit the return of proxies, either by mail, telephone, email or through personal contact. The cost of solicitation will be borne by the Company, including the fees and certain expenses of Morrow Sodali.
If you have any questions regarding the proposals set forth in the Proxy Statement or require assistance with voting your shares in connection with the Annual Meeting, please contact Morrow Sodali by email at bvs.info@investor.morrowsodali.com. You may also reach Morrow Sodali by telephone at 800-607-0088 (for stockholders) or 203-658-9400 (for banks and brokers).